Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT ("Agreement"), dated December10, 1999, between Sonic Automotive, Inc. ("Sonic", "Employer" or "Corporation"), and Thomas A. Price ("Executive") becomes effective with the consummation of Sonic's acquisition of not less than 90% of each class of outstanding capital stock of FirstAmerica Automotive, Inc. (the "Acquisition"). This Agreement's purpose is to establish in writing all the terms and conditions of that employment.

SECTION 1.  POSITION AND DUTIES.

Executive shall be employed by the Corporation as a Vice-Chairman, Chairman of the Management Committee and a member of the Board of Directors, reporting to the Board of Directors and/or O. Bruton Smith. Subject to the supervision and control of the Board of Directors of the Corporation (the "Board"), Executive shall use his best efforts to do and perform on a full-time basis all services and acts necessary or advisable to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Corporation as may be assigned to him by the Board, which include but are not limited to primary executive responsibility for manufacturer relations, primary executive responsibility for acquisitions review and generation of western acquisition opportunities and primary operations executive participant in investor relations. Executive's principal place of employment shall be San Francisco, California.

SECTION 2.  TERM.

The term of this Agreement shall be for a three (3) year period commencing with the closing of the Acquisition (the "Commencement Date"), unless Executive's employment and this Agreement are earlier terminated pursuant to Section 5 or are extended by mutual written agreement.

SECTION 3. BASIC COMPENSATION.

The Employer shall pay compensation to the Executive as set forth herein.

         a. Salary. An annual base salary of $600,000 (six hundred thousand dollars), $50,000 (Fifty thousand dollars) per month gross pay per month will be paid to Executive, subject to applicable withholding, in accordance with the Corporation's normal payroll procedures (the "Base Salary"). Such Base Salary shall be reviewed annually and modified (but not decreased) as determined by the sole discretion of the Corporation's Board of Directors.

         b. Benefits. The Corporation shall provide the Executive with employee benefits on the same basis as other executive officers of the Corporation, including O. Bruton Smith (excluding company automobiles, which is covered in Section 3.d below). Executive shall have the opportunity to participate in and to receive benefits under any of the Corporation's Executive benefit plans, including the major medical, dental, vision and hospitalization insurance coverage, disability insurance, life insurance, automobile insurance and similar benefits, including any retirement plan maintained by the Corporation, for which he is eligible in accordance with its terms. In addition, Executive shall be entitled to the benefits afforded to other members of senior management under the Corporation's vacation, holiday and business expense reimbursement policies. Executives date of hire for benefit purposes shall be March 1, 1976, the Executive's original date of hire with Executive's acquired employer.

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         c.     Additional Salary and Bonus.  For each calendar year during the term of this Agreement, Executive shall earn an annual salary and bonus which shall raise his entire cash compensation package to a total aggregate sum which is $50,000 (fifty thousand dollars)less than the entire cash compensation package of O. Bruton Smith as Chairman and CEO of Sonic Automotive, Inc. for such calendar year.

         d. Corporate Vehicle: Executive will be provided a corporate vehicle allowance of Twelve Hundred Dollars ($1200.00) per month plus associated operation expenses.

         e. Expense Reimbursement: Upon receipt of proper documentation establishing the amount of such expenses, the Corporation shall reimburse Executive for any reasonable business expenses incurred.

SECTION 4.  STOCK OPTIONS.

Executive shall be granted (the "Initial Option") an option to purchase 300,000 shares of the Corporation's Common Stock at a strike price per share equal to the New York Stock Exchange closing price on the date of close of the Acquisition. Provided Executive remains an employee of the Corporation, this option shall vest at the rate of 100,000 shares per year on each of the first, second and third anniversaries of the Commencement Date. In the event that Employee is terminated Without Cause (as defined in Section 7.c below) during a year of the term of this Agreement, then Employee shall become immediately vested pro rata at the rate of 8,333.33 shares per month during such year to the date of termination.

The Initial Grant shall be made pursuant to the Sonic Automotive, Inc. 1997 Stock Option Plan Amended and Restated as of June 8, 1999 (the "Stock Option Plan") and, except as provided above, shall be subject to all of the provisions and terms of the Stock Option Plan. Executive shall be eligible for further grants of options under the Stock Option Plan at times and in amounts which are consistent with the grants of options for similar employees of Corporation (not including O. Bruton Smith). Any such further grants of options under the Stock Option Plan shall be subject to ratification at the discretion of Employer's Board of Directors. The terms and conditions of any further options granted to Executive pursuant to the Stock Option Plan shall otherwise be governed by the provisions of the Stock Option Plan.

SECTION 5.  RESTRICTIVE COVENANTS.

For purposes of this Agreement "Restrictive Covenants" mean the provisions of this Section 5. It is stipulated and agreed that the Corporation is engaged in the business of owning and operating automobile and/or truck dealerships, which business includes, without limitation, the marketing and selling of new and used vehicles, the servicing of automobiles and trucks, collision repair services and the sale of financing and insurance products to automobile customers (the "Business"). It is further stipulated and agreed that as a result of Executive's employment by the Corporation, and as a result of Executive's continued employment hereunder, Executive has and will have access to valuable, highly confidential, privileged and proprietary information relating to the Corporation's Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by the Corporation as proprietary and confidential (the "Confidential Information"). Confidential information shall not include information available in the public domain. It is further acknowledged that unauthorized use or disclosure by Employee of any of the Confidential Information would seriously damage the Corporation in its Business.


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In consideration of the provisions of this Section 5, the compensation and benefits referred to in Sections 3 and 4 hereof, which Executive acknowledges are legally sufficient to support enforceability by the Corporation of the Restrictive Covenants against Executive, Executive agrees as follows:


         (a) During the term of this Agreement and after its termination or expiration for any reason, Executive will not, without Corporations' prior written consent, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of Executive's duties hereunder).

         (b)      During the term of this Agreement and, with respect to clauses
                  (i) and (iii) below only, for a period of one year after the date of the expiration or termination of this Agreement for any reason (the "Restrictive Period"), Executive shall not, directly or indirectly (general media advertising excluded):

                  (i) Solicit the employment of any person, who at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement, was employed by the Corporation or any of its subsidiaries;

                  (ii) Provide or solicit, except as provided herein, the provision of products or services, similar to those provided by Corporation or any of its subsidiaries to any person or entity who purchase or leased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

                  (iii) Interfere or attempt to interfere with the terms or other aspects of the relationship between the Corporation or any of its subsidiaries and any person or entity from who the Corporation or any of its subsidiaries has purchased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

                  (iv) Provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for, any person, corporation or other entity that is directly or indirectly engaged in a business which is substantially similar to the Business or competitive with the Corporation's business; provided, however, that nothing herein shall preclude the Executive from owning (A) a one-third (1/3 rd) interest in Sunnyvale Acura, Sunnyvale, California with buy-sell provisions with other partners, (B) having a significant interest in DSW Associates, Inc., d/b/a AutoTown, a California Corporation in the automotive computer software and technology business, (C) having an interest in Imotors, Inc. an automotive internet company or (D) acquiring a one hundred percent (100%) interest in Jaguar Marin, San Rafael, California, so long as such ownership and activities do not prevent the Executive from performing his obligations and duties under this Agreement.

In the event that the term of this Agreement shall be extended, these Restrictive Covenants shall apply during such extended term and, where applicable, the one year period thereafter. These Restrictive Covenants shall survive the termination of this Agreement in accordance with their terms.


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SECTION 6.  RETURN OF CORPORATION PROPERTY.

Immediately upon the termination of Executive's employment, Executive shall return to the Corporation all of its property, equipment, documents, records, lists, files and any and all other Corporation materials including, without limitation, computerized or electronic information, that is in Executive's possession (the "Corporation Property") by delivering the Corporation Property to the Corporation's principal executive offices on or before the date of such term. It is specifically acknowledged that all art work located at 601 Brannan St., San Francisco, California at date of this agreement is owned exclusively by Executive. Unless otherwise agreed by the Corporation in writing, Executive shall not retain any Corporation Property or any copies thereof.

SECTION 7. TERMINATION OF EMPLOYMENT. This Agreement shall terminate as follows:

         a. Death or Disability. The Executive's employment shall terminate automatically upon theExecutive's death during the Employment Period. If the Corporation determines in good faith that the Executive becomes unable to perform the essential functions of his position, with or without reasonable accommodation, and that such inability is likely to continue for a period of more than six (6) months, then the Corporation shall give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Corporation shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full time performance of the Executive's duties.

         b. Cause. The Corporation may terminate the Executive's employment at any time, without notice and with immediate effect for Cause. For purposes of this Agreement "Cause" shall mean

                          (i) A material breach by the Executive of the Executive's obligations as set forth herein (other than due to disability) which material breach is not remedied within fourteen (14) business days after receipt of written notice from the Corporation specifying such a breach;

                          (ii)     The conviction of the Executive of a felony;

                          (iii) Willful failure of Executive to comply with reasonable directives of the Corporation's Board of Directors;

                          (iv) Chronic absenteeism of the Executive which continues for a 30 day period after written notice by the Corporation; or

                          (v) Willful misconduct of Executive resulting in damage to the Corporation.

         c. Without Cause. Corporation may terminate this Agreement at any time, for any reason other than for Cause or the Executive's death or disability, or without any reason. Any such termination for the Corporation pursuant to this Section 7.c shall be deemed a termination "Without Cause". Executive may also terminate this Agreement at any time for any reason, or without any reason.

         d. Payment Upon Termination Without Cause. If Executive's employment is terminated by the Corporation Without Cause, Executive shall be entitled to the following separation benefits:


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                         (i)     Continuation of Executive's Base Salary at the
                                 rate in effect on the date of termination for a period of one year, such salary continuation payments to be made in twelve equal monthly installments, commencing with the first month after such termination occurs, in accordance with the Corporation's ordinary payroll procedures without regard to whether Executive obtains alternative employment in the interim; and

                         (ii) Payment of a bonus for the year in which the termination occurs in an amount not less than fifty percent (50%) of the then current rate of Base Salary, with such bonus to be made in twelve equal monthly installments, commencing with the first month after such termination occurs.

It shall be a condition to the Corporation's obligation to pay the Base Salary and bonus contemplated above that Executive continue to observe the Restrictive Covenants in clauses (i) and (iii) of Section 5.b during such twelve month period. Payment of such Base Salary and bonus contemplated above shall be in lieu of all other severance benefits to which Executive would otherwise be entitled.


         e. Resignation for Good Reason. For purposes of this Agreement, Executive's resignation for Good Reason shall constitute a termination Without Cause. For purposes of this Agreement, "Good Reason" means any of the following conditions, which notice must be given by the Executive within 30 days after the occurrence of any such condition (failure to timely give such notice to constitute a waiver of Executive's right to terminate for Good Reason):

                          (i) a decrease in Executive's base salary and/or a material decrease in Executive's bonus plan or Executive benefits;

                          (ii) a material, adverse change in Executive's title, authority, responsibilities or duties;

                          (iii) any material breach by the Corporation of any provision of this Agreement, which breach is not cured within fourteen (14) days following written notice of such breach from Executive; or,

                          (iv) if there is a Change in Control of Employer during the term of this Agreement. As used herein, a "Change of Control" shall mean:

                                   (A)      a sale of all or substantially all
                                            of the assets of the Corporation to
                                            a person who is not an Affiliate (as
                                            used herein the term "Affiliate"
                                            means a person or entity which
                                            controls, is controlled by or is
                                            under common control with the
                                            Corporation and the concept of
                                            control means the ownership of
                                            voting securities representing more
                                            than 50% of the voting power of the
                                            entity in question);

                                   (B)      a merger, consolidation or
                                            reorganization of the Corporation as
                                            a result of which stockholders of
                                            the Corporation holding more than
                                            50% of the voting power of all
                                            voting securities of the Corporation
                                            immediately before the merger,
                                            consolidation or reorganization do
                                            not hold more than 50% of the voting
                                            power

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                                            of all voting securities of the
                                            Corporation after the merger,
                                            consolidation or reorganization;

                                   (C) the acquisition by a person or group of persons who are not Affiliates of the Corporation in one transaction or a series of related transactions of voting securities which have more than 50% of the voting power of all voting securities of the
                                            Corporation;

                                   (D) if the Chairman in place at the time of the execution of this Agreement either resigns or is removed from office as Chairman of the Board of Directors;

         f. Upon termination of this Agreement for any reason or upon termination of Executive's employment with Corporation for any reason, Executive will resign all directorships he may then hold with Corporation or any of its subsidiaries.

SECTION 8.  BENEFITS UPON TERMINATION OTHER THAN A TERMINATION WITHOUT CAUSE.

In the event Executive terminates this Agreement under Section 7.c above or voluntarily resigns from his employment with the Corporation, or in the event that Executive's employment terminates for Cause or as a result of his death or disability or as a result of the expiration of the term of this Agreement, Executive shall be entitled to no compensation or benefits from the Corporation other than his Base Salary under Section 3.a and his benefits under Section 3.b above until the date of termination.

SECTION 9.  REMEDY FOR BREACH.

The Executive acknowledges that a violation of any of the provisions of this Agreement, including its restrictive covenants, will cause irreparable damage to the Employer, its successors and assigns. The Executive consents that any violation shall entitle the Employer or its successors and assigns, in addition to any other rights or remedies it, or they, may have, to an immediate injunction restraining any violation.

SECTION 10.  NOTICES.

All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid addressed to the intended recipient as follows or at such other address as is provided by either party to the other:

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    If to the Corporation:                With a copy to:

    Sonic Automotive, Inc.                Parker, Poe, Adams & Bernstein L.L.P.
    5401 East Independence Boulevard      2500 Charlotte Plaza
    P.O. Box 18747                        Charlotte, NC  28244
    Charlotte, NC  28218                  Telecopier No.: (704) 334-4706
    Telecopier No.: (704) 532-3323        Attn:  Edward W. Wellman, Jr.
    Attention:  Chief Financial Officer

    If to Executive:                      With a copy to:

    Mr. Thomas A. Price                   Gray, Cary, Ware & Friedenrich LLP
    55 Peninsula Drive                    400 Hamilton Avenue
    Belvedere, CA 94920                   Palo Alto, CA  94301-1825
    Telecopier No. (415) 435-2133         Telecopier No.: (650) 327-3699
                                          Attn:  Andrew Zeif



SECTION 11. GOVERNING LAWS.

This Agreement shall be construed and enforced in accordance with the laws of the State of California excluding its conflict of law provisions.

SECTION 12.  ENTIRE AGREEMENT.

This Agreement contains the entire agreement among the parties regarding Executive's pay plan and the employment relationship. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by a writing signed by all the parties.

SECTION 13.  BINDING EFFECT; ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties; provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties, except that the Corporation shall have the right to assign this Agreement to an assignee who acquires all or substantially all of the business and assets of the Corporation.

SECTION 14.  SURVIVAL.

In the event of termination of Executive's employment and this Agreement for any reason by Executive or the Corporation, Executive and/or the Corporation, as the case may be, nevertheless shall continue to be bound by the terms and conditions set forth in Section 13 herein.



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SECTION 15.  ATTORNEYS' FEES.

The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

IT IS SO UNDERSTOOD AND AGREED:

EXECUTIVE:

                                 Signature:    /s/ Thomas A. Price
                                               -------------------
                                               Thomas A. Price


EMPLOYER:

                                                Sonic Automotive, Inc.

                                                By: /s/ O. Bruton Smith
                                                    -------------------
                                                Its: Chairman and Chief
                                                     Executive Officer